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                                                                     EXHIBIT 4.1

                         CERTIFICATE OF VOTING POWERS,
                         DESIGNATIONS, PREFERENCES AND
                       RELATIVE, PARTICIPATING, OPTIONAL
                           OR OTHER RIGHTS, AND THE
                        QUALIFICATIONS, LIMITATIONS OR
                         RESTRICTIONS THEREOF, OF THE
                SERIES G CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                      OF

                               ALLIN CORPORATION


                 _____________________________________________

     Allin Corporation, a corporation organized and existing by virtue of the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation on November 13, 2000.

     RESOLVED THAT, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors hereby creates, from the shares of preferred stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of the preferred stock designated Series G Convertible Redeemable Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of such Series as follows:

     1.   Designation.  One hundred fifty (150) shares of the preferred stock
          -----------
are hereby designated Series G Convertible Redeemable Preferred Stock with a par value of $.01 per share (the "Series G Preferred Stock").

     2.   Rank.  The Series G Preferred Stock shall rank senior to the common
          ----
stock of the Corporation and all other currently designated series of preferred stock of the Corporation, other than the Series F Convertible Redeemable Preferred Stock, which shall rank senior to the Series G Preferred Stock.

     3.   Dividends.
          ---------

          (a) The holders of shares of Series G Preferred Stock shall be entitled to receive, when and as declared out of funds legally available for the payment of dividends by the Board of Directors, cash dividends on each share of the Series G Preferred Stock (referred to as a "Share") at a rate per annum of 8% of the Liquidation Value (as defined) thereof, from and including the date of issuance of such Share (the "Issue Date") to and including the earlier of (i) the date on which the Redemption Price (as defined) of such Share is paid, (ii) the Conversion Date (as defined) of such Share or (iii) the fifth anniversary of the Issue Date. The dividend rate
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on each Share will increase to 12% of the Liquidation Value thereof, from and after the fifth anniversary of the Issue Date to and including the earlier of
(i) the Conversion Date of such Share or (ii) the date on which the Redemption Price of such Share is paid.

          Such dividends, to the extent declared by the Board of Directors, will be payable quarterly in arrears on each January 1, April 1, July 1 and October 1 (hereinafter referred to as "Dividend Payment Dates"). To the extent that dividends are not paid on a particular Dividend Payment Date, all such dividends will accrue and compound on a quarterly basis and will be paid on or before the Redemption Date.

          (b) So long as any shares of the Series G Preferred Stock are outstanding, the Corporation will not declare or pay or set apart for payment any dividends (other than a dividend in common stock or in any other class of stock ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) or make any other distribution on any class of stock of the Corporation ranking junior to the Series G Preferred Stock either as to dividends or upon liquidation (collectively, "Junior Securities") and will not redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other analogous fund for the redemption or purchase of any shares of any Junior Securities (in any such case, a "Junior Payment"), unless all dividends on the Series G Preferred Stock for the Dividend Payment Date immediately prior to or concurrent with the payment with respect to any such dividend, distribution, redemption, purchase or acquisition as to such Junior Securities shall have been paid, or shall have been declared and a sum sufficient for the payment thereof set aside by the Corporation separate and apart from its other funds.

     4.   Liquidation.
          -----------

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital, surplus or earnings) or proceeds therefrom shall be made to or set apart for the holders of shares of any Junior Securities, the holders of shares of Series G Preferred Stock shall be entitled to receive a payment per Share equal to the original purchase price for such Share (the "Liquidation Value") held by them, plus an amount equal to all dividends accrued and compounded and unpaid on such shares to the date of such payment.

          (b) If upon any liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series G Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series G Preferred Stock held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than sixty (60) days prior to the payment date stated therein, to each record holder of Series G Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

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     5.   Redemption.
          ----------

          (a)  Optional Redemption.  At any time and from time to time after the
               -------------------
fifth anniversary of the Issue Date, the Corporation shall have the right to redeem all or part of the outstanding Shares of Series G Preferred Stock, by giving written notice thereof to the affected stockholder or stockholders (the "Redemption Notice"). The Redemption Notice shall specify (i) the redemption date which shall be not less than thirty (30) days from the date of the Redemption Notice (the "Redemption Date") and (ii) the number of shares to be redeemed. If fewer than all of the outstanding Shares of Series G Preferred Stock are to be redeemed, such Shares of Series G Preferred Stock shall be redeemed on a pro rata basis among the holders of record of outstanding Shares of Series G Preferred Stock.

          (b)  Redemption Price. The redemption price for each Share of Series G
               ----------------
Preferred Stock shall be the Liquidation Value per Share, plus an amount that would result in an aggregate 25% compounded annual return on such Liquidation Value to the date of redemption after giving effect to all dividends paid on such Share through the Redemption Date (the "Redemption Price").

          (c)  Redemption Procedure.  Unless default is made in the payment of
               --------------------
the Redemption Price, all rights of the holders of such Shares as stockholders of the Corporation by reason of the ownership of the respective Shares shall cease at the close of business on the Redemption Date, except the right to receive payment in full of the Redemption Price of such Shares on presentation and surrender of the certificate or certificates for such Shares, and after the Redemption Date such Shares shall not be deemed to be outstanding. In case less than all the Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Shares without cost to the holder thereof.

          At its option, the Corporation may, on or prior to the Redemption Date, deposit an amount equal to the aggregate Redemption Price of the Shares of the Series G Preferred Stock to be redeemed with a bank or trust company (the "Depositary"), having its principal office in the City of Pittsburgh, Commonwealth of Pennsylvania, and designated by the Board of Directors, to be held in trust by the Depositary, for the sole benefit of the holders of the Series G Preferred Stock, for payment to the holders of such Shares then to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the Shares of the Series G Preferred Stock to be redeemed, the Corporation shall thereupon be released and discharged (subject to the provisions of the next paragraph of this Section) from its obligation to make payment of the Redemption Price of the Shares of Series G Preferred Stock to be redeemed, and the holders of such Shares shall look only to the Depositary for such payment.

          Any funds deposited with the Depositary as aforesaid with respect to payment of the Redemption Price of Shares of the Series G Preferred Stock remaining unclaimed at the end of five (5) years from and after the Redemption Date in respect of which such funds were deposited, shall be returned to the Corporation forthwith; and thereafter the holders of Shares of the Series G Preferred Stock redeemed on such Redemption Date shall look only to the Corporation for the payment of the Redemption Price thereof. Any interest accrued on any funds deposited with the Depositary shall belong to the Corporation and shall be paid to it by the Depositary from time to time on demand.

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          On or after the Redemption Date, the holders of Shares of Series G
Preferred Stock which have been redeemed shall surrender their certificates representing such Shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the Redemption Price of such Shares shall be paid to the order of the holder of record of the Shares represented by such certificate or certificates and each surrendered certificate shall be cancelled, and such Shares shall be retired and shall not be reissued.

     6.   Voting.
          ------

          (a) Except as otherwise provided by the Delaware General Corporation Law and in this Paragraph 6, the holders of Series G Preferred Stock shall have no voting rights whatsoever.

          (b) Without the consent of the holders of at least a majority of the number of shares of Series G Preferred Stock at the time outstanding and eligible to vote, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Series G Preferred Stock shall vote as a class, neither the Certificate of Incorporation nor this Certificate of Designation relating to the Series G Preferred Stock shall be changed, nor shall the Board of Directors take any action, so as to affect adversely the rights and preferences of the Series G Preferred Stock as set forth herein.

          (c) The holders of Series G Preferred Stock shall be entitled to vote with the holders of common stock together as a single class on all matters submitted for a vote of the holders of common stock that do not require a separate class vote of the holders of common stock under the Corporation's Certificate of Incorporation or applicable law, regulations or The Nasdaq Stock Market rules. In such event, each holder of Series G Preferred Stock shall be entitled to cast the number of votes, rounded to the nearest whole share, per outstanding share of Series G Preferred Stock held by such holder determined by dividing (i) the quotient of (A) the product of the Voting Percentage (as defined) rounded to the fifth decimal place, multiplied by the number of shares of common stock outstanding on the Issue Date divided by (B) the result of one minus the Voting Percentage multiplied by (ii) the number of shares of Series G Preferred Stock issued on the Issue Date. The "Voting Percentage" shall be determined by dividing (i) the aggregate purchase price for the shares of Series G Preferred Stock issued on the Issue Date (the "Aggregate Consideration") by
(ii) the greater of (A) the sum of the book value of the Corporation on the Issue Date plus the Aggregate Consideration or (B) the sum of the market value of the Corporation on the Issue Date plus the Aggregate Consideration. In the event that the number of shares of outstanding common stock is changed by any stock dividend, stock split or combination of shares at any time shares of Series G Preferred Stock are outstanding, the number of votes per share of Series G Preferred Stock will be proportionately adjusted. Notwithstanding the foregoing, neither the aggregate voting percentage of the Series G Preferred Stock nor the portion of the voting percentage allocated to any share of Series G Preferred Stock may be increased.

     7.   Conversion.
          ----------

          (a)  Conversion Rights.  Each holder of the Series G Preferred Stock
               -----------------
will have the right to convert all or a portion of its Shares of Series G Preferred Stock into common stock of the Corporation in accordance with this paragraph 7 at any time prior to the Redemption Date.

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Until and including the first anniversary of the Issue Date, each share of
Series G Preferred Stock held by each holder may be converted into the number of shares of common stock, rounded to the second decimal place, determined by dividing the Liquidation Value of such Share by the lesser of (i) $1.75, (ii) 85% of the average closing price of the common stock as reported by The Nasdaq Stock Market over the last five trading days prior to the Issue Date or (iii) 85% of the average closing price of the common stock as reported by The Nasdaq Stock Market over the last five trading days prior to the date of the conversion. After the first anniversary of the Issue Date, each share of Series G Preferred Stock held by each holder may be converted into the number of shares of common stock, rounded to the second decimal place, determined by dividing the Liquidation Value of such Share by the lesser of (i) $1.75, (ii) 85% of the average closing price of the common stock as reported by The Nasdaq Stock Market over the last five trading days prior to the Issue Date or (iii) 85% of the average closing price of the common stock as reported by The Nasdaq Stock Market over the last five trading days prior to the first anniversary of the Issue Date. Notwithstanding the foregoing, in no event shall the conversion price used as the denominator in the foregoing calculations be less than $.35. Holders of the Series G Preferred Stock who exercise the foregoing conversion right shall have the right to receive in cash any accrued, but unpaid dividends. Only full shares of Series G Preferred Stock may be converted into common stock. No fractional shares of common stock shall be issued; instead a cash payment will be made in lieu of the issuance of any fractional shares of common stock. Any shares of Series G Preferred Stock which are not converted to common stock will remain outstanding until so converted or until redeemed by the Corporation.

          (b)  Conversion Procedures.  Any holder of Series G Preferred Stock
               ---------------------
wishing to exercise the foregoing conversion right shall give written notice thereof to the Corporation (the "Conversion Notice"). Upon receipt of the Conversion Notice, the Corporation shall set a date for the conversion of the Series G Preferred Stock, which date shall be not more than thirty (30) days from the date of the Conversion Notice (the "Conversion Date"). All rights of a holder of the Series G Preferred Stock as a preferred stockholder of the Corporation by reason of the ownership of Series G Preferred Shares being converted shall cease at the close of business on the Conversion Date, except the right to receive, on presentation and surrender of the certificate or certificates for the Series G Preferred Stock being converted, the shares of common stock into which the Series G Preferred Stock is converted and cash payments, if any, in lieu of fractional shares, as provided for in the preceding paragraph of this Paragraph 7, and after the Conversion Date such Shares shall not be deemed to be outstanding. From and after the Conversion Date, the holders of the converted Series G Preferred Stock shall have the rights of common stockholders, including the right to one vote for each share of common stock held by such holder or that such holder is entitled to receive upon presentation and surrender of certificates for shares of Series G Preferred Stock as provided for in the preceding sentence, but such holders shall have no rights as preferred stockholders with respect to shares of Series G Preferred Stock converted.

          (c)  Antidilution Provisions. In the event that the number of shares
               -----------------------
of outstanding common stock is changed by any stock dividend, stock split or combination of shares at any time shares of Series G Preferred Stock are outstanding, the number of shares of common stock that may be acquired upon conversion of such outstanding Series G Preferred Stock in accordance with this Paragraph 7 shall be proportionately adjusted. The conversion ratios for the Series G Preferred Stock shall be adjusted on a weighted average basis in the event of a dilutive issuance involving any sale of equity stock or stock equivalents of the Corporation

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at a price below the greater of the conversion price of the Series G Preferred
Stock then in effect or 85% of the market value of the common stock. A "dilutive issuance," however, will not include any: (i) grants of options under any Corporation stock option plan that has been approved by the Corporation's Board of Directors or any issuance of common stock as a result of the exercise of such options, provided that the exercise price of any such option is not less than the fair market value of the common stock on the date of the grant; (ii) issuance of common stock upon the conversion of any shares of preferred stock of the Corporation outstanding on the date investors' commitments to purchase shares of the Series G Preferred Stock are accepted by the Corporation (the "Subscription Date") or upon the conversion of any other convertible debt or other convertible securities of the Corporation outstanding on the Subscription Date; (iii) issuance of common stock upon the exercise of warrants outstanding on the Subscription Date and of warrants to be issued to the holders of the Series G Preferred Stock; (iv) issuance of Common Stock upon conversion of shares of Series G Preferred Stock; (v) issuance of common stock in connection with the acquisition by the Corporation of another business, or the stock or assets of another company (including shares of common stock that may be issued to pay any earn-out payments in connection with the acquisition); or (vi) firm commitment underwritten public offering of the common stock that results in gross proceeds to the Corporation of not less than $10,000,000.

     8.   Pre-Emptive Rights.
          ------------------

          (a)  Grant of Rights.  If at any time following the Issue Date, the
               ---------------
Corporation proposes to sell any shares of its capital stock ("Capital Stock") or options or rights to acquire any shares of Capital Stock or any securities convertible into or exchangeable for Capital Stock ("Capital Stock Equivalents"), the Corporation will first offer to each holder of Series G Preferred Stock the right to purchase up to the number of shares of Capital Stock (or in the case of a sale of Capital Stock Equivalents, such Capital Stock Equivalents whose Underlying Shares (as defined) are) equal to the product of
(i) the number of shares of Capital Stock (or Underlying Shares with respect to the Capital Stock Equivalents) proposed to be sold by the Corporation multiplied by (ii) a fraction, the numerator of which is the number of shares of Series G Preferred Stock held by the holder and the denominator of which is the total number of shares of Series G Preferred Stock then outstanding, for the same price and on the same economic terms as the securities are being offered in such transaction. If noncash consideration is proposed to be received for the securities, the price for purposes of the preceding sentence shall be the sum of any cash to be received plus the fair market value of the noncash property to be received, as determined in good faith by the Board of Directors of the Corporation. For purposes of this Paragraph 8, "Underlying Shares" means shares of Capital Stock issuable upon exercise, exchange or conversion of Capital Stock Equivalents.

          (b)  Notice to Holders. The Corporation will cause to be given to each
               -----------------
holder of Series G Preferred Stock a written notice directed to each holder setting forth a description of the securities being offered, the price and other economic terms at which the holder may purchase such securities and the calculation made as to the number of securities that the holder has the right to purchase, whereupon the holder shall have a period of ten (10) business days from the date such notice is given to give written notice to the Corporation that the holder desires to exercise the holder's right to purchase the securities. Capital Stock or any Capital Stock Equivalents which have been offered in accordance with this Paragraph 8 to the holders of Series G Preferred Stock and with respect to which, within the applicable period specified above, a holder has not given notice to the Corporation that such holder desires to exercise the holder's right to purchase, may thereafter, for a period not exceeding nine months following the expiration of such period, be issued, sold or subjected to rights or options to any other person at a price not less than that at which they were offered to the declining holder of Series G Preferred Stock. Any such securities not so issued, sold or subjected to rights or options to others during such nine-month period will thereafter again be subject to the first refusal rights provided for in this Paragraph 8.

          (c)  Exceptions.  Anything in this Paragraph 8 to the contrary
               ----------
notwithstanding, the provisions of this Paragraph 8 shall not be applicable to
(i) grants of options under any Corporation stock option plan that has been approved by the Corporation's Board of Directors or any issuance of Capital Stock as a result of the exercise of such options, provided that the exercise price of any such option is not less than the fair market value of the Capital Stock on the date of the grant; (ii) issuance of Capital Stock upon the conversion of any shares of preferred stock of the Corporation outstanding on the Issue Date, including the Series G Preferred Stock, or upon the conversion of any other convertible debt or other convertible securities of the Corporation outstanding on the Issue Date; (iii) issuance of Capital Stock upon the exercise of warrants outstanding on the Issue Date and of warrants to be issued to the holders of the Series G Preferred Stock; (iv) issuance of Capital Stock in connection with the acquisition by the Corporation of another business, or the stock or assets of another company (including shares of Capital Stock that may be issued to pay any earn-out payments in connection with the acquisition); (v) a firm commitment underwritten public offering of Capital Stock that is reasonably expected to result in gross proceeds to the Corporation of not less than $10,000,000; (vi) the issuance of Capital Stock pursuant to the declaration or payment of any dividend on the Capital Stock payable in shares of Capital Stock; (vii) the issuance of Underlying Shares; or (viii) securities offered to all holders of a particular class of outstanding Capital Stock on a pro rata basis whether pursuant to an exchange offer or otherwise.

          (d)  Termination of Preemptive Rights. Anything in this Paragraph 8 to
               --------------------------------
the contrary notwithstanding, the provisions of this Paragraph 8 shall terminate and be of no force or effect on the earliest of (i) the first anniversary of the Issue Date or (ii) with respect to any particular holder of Series G Preferred Stock, such time as such holder shall have declined to exercise such holder's preemptive rights in connection with two separate and distinct proposed sales, with respect to which (a) the holder received notices in accordance with this Paragraph 8 and (b) the Corporation sold the securities to other persons in accordance with the terms set forth in such notices and in accordance with this Paragraph 8.


ATTEST:                            ALLIN CORPORATION


/s/ Dean C. Praskach               By: /s/ Richard W. Talarico
-----------------------------         ------------------------------------------
                                      Richard W. Talarico
                                      Chairman and Chief Executive Officer

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